:----------:                                      :----------------------------:
:  FORM 5  :                                      :     OMB APPROVAL           :
:----------:                                      :----------------------------:
                                                  :OMB NUMBER        3235-0362 :
                                                  :EXPIRES: SEPTEMBER 30, 1998 :
                                                  :ESTIMATED AVERAGE BURDEN    :
                                                  :HOURS PER RESPONSE..... 1.0 :
                                                  :----------------------------:

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                  ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed  pursuant to Section  16(a) of the  Securities  Exchange  Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

[_] CHECK THIS BOX IF NO LONGER SUBJECT TO SECTION 16. FORM 4
    OR FORM 5 OBLIGATIONS MAY CONTINUE. SEE INSTRUCTION 1(b).

[_] Form 3 Holdings Reported

[_] Form 4 Transactions Reported
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1. Name and Address of Reporting Person*

    Feld                      Bradley                       A.
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   (Last)                     (First)                       (Middle)

    c/o SOFTBANK Technology 333 West San Carlos
    Street, Suite 1225
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                                    (Street)
   San Jose                   California                    95110
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   (City)                     (State)                       (Zip)
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2. Issuer Name AND Ticker or Trading Symbol

   MessageMedia, Inc., formerly known as First Virtual Holdings Incorporated ("MAIL")
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3. IRS Identification Number of of Reporting Person, if an entity (Voluntary)


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4. Statement for Month/Year

   2/99
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5. If Amendment, Date of Original (Month/Year)

   6/98
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6. Relationship of Reporting Person(s) to Issuer (Check all applicable)

   __X__ Director                       ____ 10% Owner
   _____ Officer (give title below)     ____ Other (Specify below)


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7. Individual or Joint/Group Reporting (check applicable line)

   _X_ Form filed by One Reporting Person
   ___ Form filed by More than One Reporting Person
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

TABLE I-NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED


1.Title of Security    2.Trans-     3.Trans-       4.Securities Acquired (A)    5.Amount of         6.Ownership     7.Nature of
  (Instr. 3)             action       action         or Disposed of (D)           Securities Bene-    Form: Direct    Indirect
                         Date         Code           (Instr. 3, 4 and 5)          ficially Owned      (D) or          Beneficial
                         (Month/      (Instr. 8)     ------------------------     at End of           Indirect (I)    Ownership
                          Day/      ------------     Amount   (A) or   Price      Issuer's            (Instr. 4)      (Instr. 4)
                          Year)                               (D)                 Fiscal Year
                                                                                  3 and 4)
-------------------    ---------    ------------     ------------------------   ------------------  --------------  ---------------

Common Stock           12/9/98       J (1)          496,304   A        (1)          496,304            D

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

* If the form is  filed  by more  than one  reporting  person,  see  Instruction
4(b)(v).
--------------------------------------------------------------------------------
Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number
--------------------------------------------------------------------------------
                                                                          (Over)
                                                                 SEC 2270 (7-97)

 TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
         (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

1.   Title of Derivative Security (Instr. 3)

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2.   Conversion or Exercise Price of Derivative Security

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3.   Transaction Date (Month/Date/Year)

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4.   Transaction Code (Instr. 8)
           Code
     ------------------            ------------

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5.   Number of Derivative  Securities Acquired (A) or Disposed of (D) (Instr. 3,
     4, and 5)
            (A)                          (D)
     ------------------            ------------

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6.   Date Exercisable and Expiration Date (Month/Day/Year)
          Date Exercisable              Expiration Date
     ------------------------      ------------------------

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7.   Title and Amount of Underlying Securities (Instr. 3 and 4)
           Title                   Amount or Number of Shares
     ------------------            --------------------------

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8.   Price of Derivative Security (Instr. 5)

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9.   Number of Derivative  Securities  Beneficially Owned at End of Year (Instr.
     4)

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10.  Ownership Form of Derivative  Security:  Direct (D) or Indirect (I) (Instr.
     4)


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11.  Nature of Indirect Beneficial Ownership (Instr. 4)


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Explanation of Responses:

Pursuant to the Agreement and Plan of Reorganization, dated as of August 20, 1998, by and among MessageMedia, Inc., formerly known as First Virtual Holdings Incorporated, Epub Holdings, Inc., Email Publishing, Inc. ("Epub") and certain stockholders of Epub, including Bradley A. Feld, on December 9, 1998, Bradley A. Feld received 496,304 shares of Common Stock in exchange for the 225,726 shares of Epub capital stock he owned immediately prior to the consummation of the merger.



                              /s/ Bradley A. Feld                   2/10/99
                      ---------------------------------------    ---------------
                         **Signature of Reporting Person              Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number

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                                                                 SEC 2270 (7/97)